Exhibit 10.2

Entrusted Investment Agreement

This Entrusted Investment Agreement (this “Agreement”) is entered into as of January 30, 2026 by and among the following parties (hereinafter referred to as the “Parties” and each a “Party”):

(1) AIXC, a limited liability company incorporated in AIxCrypto Holdings, Inc., a Delaware corporation, whose principal executive office is situated at 5857 Owens Avenue, Suite 300, Carlsbad, California 92008 (“AIXC”);

(2) GOLD KING ARTHUR HOLDING LIMITED, a limited liability company incorporated in Hong Kong, whose registered office is situated at H020 3/F PHASE 2 KWAI SHING IND BUILDING 42-46 TAI LIN PAI RD, KWAI CHUNG, HONG KONG. (“GKA”); and

(3) Song Wang, a PRC individual with PRC personal identification card number 110108198309276338. (“Shareholder”).

WHEREAS:

(A) AIXC intends to entrust GKA to manage its investment, including the potential purchase, holding, tokenization and disposition of certain Class A common stock of Faraday Future Intelligent Electric Inc. (Nasdaq: FFAI), a Delaware corporation listed on the Nasdaq Stock Market LLC (“FFAI”).

(B) GKA agrees to and accepts the entrustment arrangement and intends to acquire FFAI Shares pursuant to one or more securities purchase agreements or other instruments with FFAI or other eligible sellers (collectively, the “Transaction Agreements”).

(C) As of the date hereof, the Shareholder holds all or a majority of the equity interests in GKA and agrees to and accepts the entrustment arrangement between AIXC and GKA.

(D) The Parties intend to provide for the terms and conditions of the entrustment in this Agreement.

Now in consideration of these premises and the mutual covenants, conditions and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereby covenant and agree as follows:

1. Definitions and Interpretation

1.1 Definitions

Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

“Affiliate” means with respect to a Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person, including without limitation the controlling shareholder of such Person; in the case of an individual, his/her Affiliates shall include his/her close family members, such as his/her parents, children and spouse. “Control” mentioned above means, with respect to a Person, (i) directly or indirectly owns more than fifty percent (50%) of the voting shares, equity, registered capital or other similar interest in such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) notwithstanding owning no more than fifty percent (50%) of the aforesaid interest, owns the power to appoint the general manager or any other senior management member in charge of the daily operation of such Person (excluding only having a veto right in respect of the appointment and removal of such personnel) or a majority of the members of such Person’s management committee, board of directors or other similar decision-making body (excluding only having a veto right in respect of the appointment and removal of such personnel), or has the actual and sole power or authority to direct, authorize or cause the direction of, the business, management and policies of such Person through agreement or other arrangements, whether or not such power or authority is exercised. Controlled shall be construed accordingly.

“Business Day” means any day that is not a Saturday, Sunday, public holiday or other day on which commercial banks are required or authorized by applicable Laws to be closed in the United States, Hong Kong or the British Virgin Islands.

“FFAI Shares” means the Class A common stock of FFAI, par value $0.0001, acquired, held, converted (if applicable) or disposed of by GKA in connection with the Investment pursuant to this Agreement and the Transaction Agreements.

“Investment” means the investment activities contemplated herein, including the purchase, holding, tokenization and disposition of FFAI Shares, and the management and distribution of proceeds therefrom.

“Law” means any federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation, securities exchange rules or any common law of any government authority or jurisdiction.

“Net Profits” means the aggregate proceeds realized from sale, monetization or other disposition of FFAI Shares and/or Tokenized Shares, minus (i) return of AIXC’s Principal, and (ii) any accrued but unpaid Management Fees payable under this Agreement, and (iii) taxes and transaction costs that are necessarily incurred and directly attributable to the Investment (if any), in each case to the extent actually paid or withheld.

“Person” shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, a legal person, an unincorporated organization and a governmental authority.

“Principal” means the total cash amount actually contributed/advanced by AIXC for the acquisition of FFAI Shares and for any other purpose explicitly approved by AIXC in writing under this Agreement.

“PRC” means the People’s Republic of China, which solely for the purposes hereof, shall not include Hong Kong, Taiwan or Macau.

“Security Interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements.

“Start Date” shall mean January 30, 2026.

“Tokenization” means any arrangement to create, issue, or facilitate instruments, derivatives, or contractual rights (whether represented by blockchain-based tokens, digital receipts, or otherwise) that reference, are backed by, or economically linked to FFAI Shares (including any structuring, issuance, minting, wrapping, custody, and redemption mechanics), as determined by GKA subject to AIXC’s instructions.

“Tokenized Shares” means any instruments, tokens, or rights created through Tokenization of a portion of the FFAI Shares.

“Transfer” means directly or indirectly, sell, assign, transfer, cha, hypothecate, encumber or otherwise dispose of all or any part of any interest.

“USD” means United States Dollar, the legal tender of the United States of America.

1.2 Interpretation

Headings are for convenience only and shall not affect interpretation. “including” means “including without limitation”.

2. Entrusted Investment

2.1 Scope of Entrustment

AIXC entrusts GKA as its fiduciary, and GKA accepts the entrustment from AIXC as AIXC’s fiduciary, to make and manage the Investment in the best interests of AIXC, including to acquire, hold, tokenize and dispose of the FFAI Shares in compliance with the terms and conditions set forth in this Agreement. The scope of AIXC’s entrustment (the “Entrustment Scope”) shall include the following matters:

(1) to execute the Transaction Agreements as a signing party thereto and acquire the FFAI Shares;

(2) to make payments of the purchase price for the FFAI Shares in accordance with the terms and conditions of the Transaction Agreements;

(3) to exercise its rights in the capacity of holder of the FFAI Shares of FFAI (including voting, corporate actions, and receipt of dividends, if any);

(4) to tokenize a portion of the FFAI Shares and manage any Tokenized Shares as part of the Investment;

(5) to dispose any or all part(s) of FFAI Shares and/or Tokenized Shares pursuant to the terms and conditions stated herein; and

(6) other matters related to the entrustment services hereunder.

2.2 Further Terms of the Entrusted Investment

The Parties further acknowledge and agree that:

(1) subject to the terms and conditions hereof and applicable Laws, GKA shall have the right and discretion to control and make investment decisions relating to the FFAI Shares, including decisions regarding retention, tokenization and disposal, in whole or in part, provided GKA acts in good faith for the benefit of AIXC as AIXC’s fiduciary;

(2) any Tokenization and any disposition or monetization of FFAI Shares and/or Tokenized Shares shall be made in compliance with this Agreement, the Transaction Agreements and applicable Laws;

(3) GKA shall use its best efforts and good faith judgment in rendering services related to the Entrustment Scope, in a way that complies with industry norms and seeks to maximize the investment return for AIXC;

(4) the Parties will not share with each other any non-public information regarding FFAI (or any of its business operations or securities) except to the extent necessary for the performance of this Agreement and subject to applicable Law and confidentiality obligations;

(5) all Transfers and distributions shall be conducted in compliance with Section 9 and Section 10 of this Agreement; and

(6) GKA shall exercise all rights, remedies, and powers under the Transaction Agreements (including enforcing the MFN provisions and collecting any Penalties) solely in accordance with the written instructions of AIxC. GKA shall not waive, amend, or compromise any right under the Transaction Agreements without AIxC’s prior written consent.

3. Contribution of Entrusted Investment

3.1 Total Entrusted Amount

The Parties acknowledge and agree that the total amount of entrusted investment (the “Total Entrusted Amount”) shall be the amount actually contributed by AIXC as investment principal for the acquisition of FFAI Shares and other investment purposes expressly approved in writing by AIXC, excluding any Management Fees payable to GKA under this Agreement.

For the avoidance of doubt, where AIXC contributes an amount that includes both (i) investment principal and (ii) Management Fees payable to GKA, only the portion attributable to investment principal shall constitute the Total Entrusted Amount for purposes of this Agreement.

3.2 Capital Contribution

AIXC shall contribute the investment principal portion of the Total Entrusted Amount (the “Principal”) in one or more installments as reasonably required for the Investment.

In addition, AIXC shall pay the Management Fee pursuant to Section 5.1, for example:

(a) where AIXC intends to invest USD 10,000,000 as Principal,

(b) AIXC shall pay a total amount of USD 10,100,000,

(c) of which USD 10,000,000 shall constitute Principal, and

(d) USD 100,000 shall constitute the Management Fee for the first year, payable upfront to GKA.

Except otherwise stated herein, all capital contributions and Management Fee payments by AIXC shall be in the form of immediately available cash and shall be paid to the account agreed by the Parties under Section 8 (the “Entrusted Account”), provided that GKA may promptly segregate or withdraw the Management Fee portion in accordance with this Agreement.

3.3 Additional Purchase / Additional Capital

AIXC may, at its sole discretion, approve additional purchases of FFAI Shares or additional capital contributions as Principal.

Any additional Management Fees applicable to subsequent years shall be handled in accordance with Section 5.1 of this Agreement and shall not be deemed part of the Total Entrusted Amount or Principal.

GKA shall not be obligated to advance any funds unless expressly agreed in writing by AIXC.

4. Entrustment Period

4.1 Initial Period of Entrustment

The initial period of entrustment (the “Initial Period”) under this Agreement shall be three (3) years, starting from the date when AIXC makes its first capital contribution to the Entrusted Account.

4.2 Extended Period

If, upon expiry of the Initial Period, there remain any unsold FFAI Shares and/or outstanding Tokenized Shares or any residual assets relating to the Investment (collectively, “Remaining Assets”), unless otherwise requested by AIXC in writing, the Initial Period shall be automatically extended for another one (1) year (the “Extended Period”) and thereafter, subject to mutual agreement between the Parties, may be further extended in periods of one (1) year each.

5. Management Fees and Additional Incentives

5.1 Management Fees

In consideration of the entrustment services rendered by GKA to AIXC under this Agreement, GKA will charge a one-time management fee (“Management Fee”) equal to one percent (1%) of the Principal amount of each Capital Contribution made by AIXC.

The Management Fee shall be calculated solely on the specific amount of new Principal contributed at such time and shall be payable as a one-time fee concurrently with the funding of such Principal. For the avoidance of doubt:

(1) One-Time Payment. The Management Fee is a one-time charge applicable only to the inflow of new capital. No annual, recurring, or maintenance fees shall be charged on the Total Entrusted Amount, the Remaining Assets, or any appreciation thereof.

(2) Calculation Example. If AIXC contributes USD $10,000,000 as Principal, the Management Fee shall be USD $100,000 (1% of $10M). If AIXC subsequently contributes an additional USD $20,000,000, the Management Fee shall be USD $200,000 (1% of $20M), resulting in no additional fee on the initial USD $10,000,000.

(3) Payment Method. Unless otherwise agreed, the Management Fee shall be paid by AIXC in addition to the Principal (e.g., AIXC wires Principal + 1% Fee) or, at AIXC’s election, deducted from the gross wire amount prior to the allocation of Principal to the Investment.

5.2 Additional Incentives (Carry)

In addition to the Management Fee under Section 5.1 above, GKA shall be entitled to a performance-based incentive in the form of ten percent (10%) carried interest (“Carry”) on Net Profits, to be distributed in accordance with Section 10.4.

5.3 No Other Fees

The Parties acknowledge and agree that, other than the Management Fee payable under Section 5.1 and the Carry distributable under Section 10.4, AIXC shall not be responsible for any other costs and expenses incurred by GKA and/or the Shareholder, except for (i) taxes and unavoidable transaction costs directly attributable to acquisition, tokenization or disposition of the Investment assets, and (ii) any other costs expressly approved by AIXC in writing in advance.

6. Share Charge

6.1 Share Charge Arrangement

The Shareholder agrees to charge all the shares/equity interests it owns in GKA to AIXC, as security for the obligations, covenants, promises, representations and warranties of the Shareholder and GKA under this Agreement (the “Share Charge”) upon the signing of this Agreement. The terms and conditions of the Share Charge will be governed by a separate agreement between the relevant Parties. As a condition to the Start Date, the Shareholder shall deliver to AIxC’s legal counsel, to be held in escrow, undated but duly executed instruments of transfer and bought and sold notes in respect of the Share Charge, which shall be released to AIxC immediately upon any exercise of the Call Option.

7. Call Option

7.1 Exclusive Call Option Right

Subject to Section 7.2 below, the Shareholder and GKA hereby irrevocably grant AIXC an irrevocable and exclusive right (the “Call Option Right”) to purchase, or to cause a party designated by AIXC (each, a “Designee”) to purchase the following optioned interests (“Optioned Interest”), under the conditions set forth in Section 7.2 below and at the price described in Section 7.3 below:

(1) all the equity interests in GKA held by the Shareholder; and

(2) all FFAI Shares, Tokenized Shares and any other assets held by GKA for the purpose of the Investment under this Agreement.

Except for AIXC and its Designee(s), no other Person shall be entitled to the Call Option Right or other rights with respect to the Optioned Interest.

7.2 Exercise of Call Option Right

The Call Option Right is exercisable only upon a material breach by the Shareholder and/or GKA of its or their respective obligations, liabilities, promises, representations and warranties to AIXC under this Agreement or any other documents ancillary to the subject matter hereof, and such breach remains uncured within a thirty (30) day period after written notice (if curable).

When the Call Option Right becomes exercisable, subject to applicable Laws, AIXC may exercise its Call Option Right by issuing a written notice to the Shareholder and GKA (the “Exercise Notice”), specifying the following:

(1) the obligations and/or warranties breached and the manner of such breach, and the failure to cure such breach (if curable);

(2) the portion of Optioned Interests to be purchased by AIXC or its Designee; and

(3) the date for purchasing and transferring the Optioned Interests.

7.3 Exercise Price

The purchase price of the Optioned Interests shall be US$1 (“Initial Exercise Price”). If applicable Laws require a higher price, the purchase price shall be increased to the minimum permitted price (“Adjusted Exercise Price”). Where applicable, the Shareholder shall transfer the difference between the Initial Exercise Price and the Adjusted Exercise Price as a gift to AIXC or the Designee immediately after receiving the Adjusted Exercise Price.

7.4 Further Obligations

The Shareholder and GKA shall, upon receipt of the Exercise Notice, take all necessary actions and execute all necessary documents to transfer valid ownership of Optioned Interests to AIXC (or its Designee), free and clear of any Security Interests (except those created under this Agreement), and cause AIXC and/or its Designee(s) to become the registered owner(s) of the Optioned Interests.

8. Account Management

8.1 Entrusted Accounts

The Parties agree that one or more bank accounts and brokerage/stock accounts opened and maintained by GKA solely for the Investment shall be maintained and operated as provided in this Agreement (“Entrusted Accounts”). A designee of AIXC shall be provided real-time reporting by default or, if otherwise agreed by AIXC, or at least monthly statements for each of the Entrusted Accounts (although such designee shall not have unilateral power to transfer funds or other assets unless otherwise agreed).

As of the date hereof, the Parties agree that the Entrusted Accounts shall initially include the following account(s) of GKA:

Entrusted Account I

Account Name: GOLD KING ARTHUR HOLDING LIMITED

Account No.: 988000055043131

Account Bank: OVERSEA-CHINESE BANKING CORPORATION LIMITED

SWIFT Code: OCBCSGSG

Address of Account Bank: 65 CHULIA STREET, OCBC CENTRE SINGAPORE 049513

8.2 Operations of Entrusted Accounts

Unless otherwise agreed by the Parties in writing, all inflow and outflow of funds and all investment-related transactions shall be processed through the Entrusted Accounts, including but not limited to:

(1) all cash contributed by AIXC shall be deposited directly into the Entrusted Accounts; and

(2) all payments for purchase, custody, tokenization structuring (if any), and other approved expenses shall be processed via the Entrusted Accounts.

8.3 No Other Accounts

Except for the Entrusted Accounts as stipulated in Section 8.1 above, GKA and its Shareholder shall not open, activate or maintain any other bank accounts and stock accounts for the Investment without the prior written consent of AIXC.

8.4 Further Obligations

GKA and its Shareholder shall take all necessary actions and execute all necessary documents to ensure that the Entrusted Accounts are at all times operated and managed in accordance with this Section 8.

9. Exit Mechanism

9.1 General Principle

GKA shall, in its good faith judgment and consistent with AIXC’s economic interests, tokenize and/or dispose of any or all of the FFAI Shares and/or Tokenized Shares in accordance with this Agreement and applicable Laws.

9.2 Disposal Rules in General

The Parties agree that the disposal of FFAI Shares and/or Tokenized Shares shall comply with the following rules:

(1) Tokenization vs Sale Split. Upon receipt of FFAI Shares, GKA may allocate a portion for Tokenization and a portion for direct sale/disposition, as agreed by the Parties, provided that GKA acts in good faith to maximize AIXC’s economic outcome.

(2) Execution Standard. Any sale or disposition shall be conducted using commercially reasonable methods and with due regard to market liquidity, compliance requirements, and transaction efficiency.

(3) Reporting. GKA shall provide AIXC with (i) a summary notice promptly after any material Tokenization event or material sale/disposition, and (ii) a monthly report summarizing holdings, tokenized amount, sold amount, proceeds, and fees.

9.3 Further Disposal Rules of Remaining Assets

Unless receiving written requests from AIXC to direct otherwise, GKA shall manage and dispose of any Remaining Assets based on its good faith judgment and in a way that maximizes AIXC’s investment return.

10. Distribution

10.1 General Principle

GKA shall make distributions in the most time efficient manner and in accordance with applicable Laws and this Agreement. If any tax is required to be paid/withheld in connection with the Investment under applicable Laws, such tax amount shall be prioritized before any amount is made available for distribution.

10.2 Application of Proceeds

All proceeds from sale/monetization/disposition of FFAI Shares and/or Tokenized Shares, and any dividends or other cash/assets available for distribution, shall be applied and distributed in accordance with Section 10.3 and Section 10.4 below.

10.3 Distribution Waterfall — Return of Principal and Fees

The proceeds available for distribution shall be applied in the following order:

(1) First, to pay any accrued and unpaid Management Fees due under Section 5.1 (if any); and

(2) Second, to return AIXC’s Principal in full.

10.4 Carry Distribution

After full satisfaction of Section 10.3 (i.e., after Management Fees and AIXC Principal have been fully paid/returned), any remaining proceeds constituting Net Profits shall be distributed as follows:

(1) 10% of Net Profits to GKA as Carry; and

(2) 90% of Net Profits to AIXC.

10.5 Timely Distribution

GKA and the Shareholder shall not unreasonably withhold from making distributions required under this Section 10. Any cash proceeds, dividends, or penalties received by GKA shall be distributed to AIXC within three (3) Business Days or receipt, subject to applicable Laws and operational constraints.

11. Representations and Warranties

11.1 Representations and Warranties of GKA and the Shareholder

GKA and the Shareholder (collectively, the “Joint Warrantors”) jointly and severally represent and warrant to AIXC that:

(1) the Joint Warrantors have all necessary power and capacity and have obtained all necessary approval, authorization and consents to enter into and perform this Agreement and the Transaction Agreements;

(2) all requisite resolutions (if applicable) have been duly and properly passed to authorize the execution and performance of this Agreement;

(3) this Agreement constitutes legal, valid and binding obligations on the Joint Warrantors in accordance with its terms;

(4) the execution, delivery and performance by the Joint Warrantors of this Agreement will not violate any applicable Laws;

(5) the Shareholder is the beneficial owner of and has good title to the equity interests of GKA, free of liens other than those created under this Agreement; and

(6) GKA shall conduct no business activities other than those necessary for the Investment under this Agreement, and shall not incur liabilities other than those reasonably necessary to perform this

Agreement and the Transaction Agreements.

11.2 Representations and Warranties of AIXC

AIXC represents and warrants to GKA and the Shareholder that:

(1) AIXC has all necessary power and capacity and has obtained all necessary approval, authorization and consents to enter into and perform this Agreement;

(2) all requisite resolutions (if applicable) have been duly and properly passed to authorize the execution and performance of this Agreement; and

(3) this Agreement constitutes legal, valid and binding obligations on AIXC in accordance with its terms.

12. Further Assurance

(1) GKA and the Shareholder will execute and do, and procure other parties to execute and do, such assurances, acts, agreements and things as AIXC may reasonably require, for the purposes of performing GKA and the Shareholder’s obligations hereunder.

(2) GKA and the Shareholder shall ensure that GKA shall conduct no business activities other than the Investment as contemplated herein and shall incur no liabilities other than those explicitly allowed herein or reasonably necessary to perform the Transaction Agreements.

13. Confidentiality

13.1 Confidential Obligation

Each Party shall, and shall cause each Party’s Affiliates to, keep confidential the existence and content of this Agreement, the Transaction Agreements and any related documentation, the identities of any of the Parties, and other information of a non-public nature received from any other Party or prepared by such Party exclusively in connection herewith (collectively, the “Confidential Information”).

For the avoidance of doubt, Confidential Information does not include information that (i) was already in the possession of the receiving Party before such disclosure, (ii) is or becomes available to the public other than as a result of disclosure in violation of this Agreement, or (iii) is received from a third party without confidentiality breach.

The Parties shall not make any announcement regarding the arrangements contemplated by this Agreement without the other Party’s prior written consent, except as required by applicable Laws.

13.2 Permitted Disclosure

Notwithstanding Section 13.1 above, any Party may disclose Confidential Information:

(1) to the extent compulsorily required by applicable Laws or legal process, subject to reasonable prior notice where practicable;

(2) to its officers, directors, employees, and professional advisors on a need-to-know basis subject to confidentiality; and

(3) to its bona fide prospective investors, financing sources or potential transferees subject to confidentiality obligations at least as stringent as herein.

14. Communications

14.1 Writing and Address

Each notice, demand or other communication given, delivered or made under this Agreement shall be in English and in writing and delivered or sent to other Parties at the address or email address set out below (or such other address or email address as the addressee has by five (5) Business Days’ prior written notice specified to the other Parties).

To AIxCrypto Holdings, Inc.

Address: 5857 Owens Avenue, Suite 300 , Carlsbad, California 92008

E-mail: andrew.grossman@aixcrypto.ai

Attention: Andrew Grossman

Telephone: +1 3104979549

To GOLD KING ARTHUR HOLDING LIMITED

Address: H020 3/F PHASE 2 KWAI SHING IND BUILDING 42-46 TAI LIN PAI RD, KWAI CHUNG, HONG KONG

E-mail: shawn.wang830927@gmail.com

Attention: Wang Song

Telephone: +86 15801658770

To Shareholder

Address: H020 3/F PHASE 2 KWAI SHING IND BUILDING 42-46 TAI LIN PAI RD, KWAI CHUNG, HONG KONG

E-mail: shawn.wang830927@gmail.com

Attention: Wang Song

Telephone: +86 15801658770

14.2 When received

Each notice, demand or other communication shall be deemed given: (1) if sent by registered or certified mail to another country, on the sixth Business Day after posting; (2) if sent by courier or personal delivery, when delivered; and (3) if sent by email, upon receipt of a delivery return mail from the correct address.

15. Partial Invalidity

The illegality, invalidity or unenforceability of any provision of this Agreement under any Law shall not affect its legality, validity or enforceability under any other Law nor the legality, validity or enforceability of any other provision.

16. Counterparts

This Agreement may be signed in any number of counterparts, all of which, when taken together, shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

17. Governing Law and Jurisdiction

17.1 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of New York, without regard to the principles of conflicts of law thereof.

17.2 Arbitration

Any dispute, controversy, or claim arising out of or relating to this Agreement shall be resolved exclusively by final and binding arbitration administered by JAMS. The arbitration shall be conducted by a single arbitrator, selected in accordance with its Comprehensive Arbitration Rules and Procedures, and shall take place in New York, New York. The arbitration and all related proceedings shall be confidential, except to the extent disclosure is required by law or necessary to enforce an arbitral award. Judgment upon the arbitrator’s award may be entered in any court of competent jurisdiction. The parties expressly agree that this arbitration provision shall be governed by and enforceable under the Federal Arbitration Act (the “FAA”), and to the extent any state arbitration law is inconsistent with the FAA, the FAA shall govern. Except to the extent otherwise required pursuant to the applicable JAMS rules and procedures and applicable law, each party shall bear its own costs in any arbitration proceeding held hereunder and the parties shall share the costs of the arbitrator.

17.3 Service of Process

Each party irrevocably consents to the service of process, notices or other papers in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses set forth for the giving of notices in Section 14. Nothing contained herein shall affect the right of any party to serve such processes, notices or other papers in any other manner permitted by applicable Laws.

[Signature page follows]

The Parties agree to the terms and conditions set forth above as demonstrated by their signatures as follows:

AIxCrypto Holdings, Inc.

By:	/s/ Kevin A. Richardson ll
Name:	Kevin A. Richardson ll
Title:	CEO

GOLD KING ARTHUR HOLDING LIMITED

By:	/s/ Wang Song
Name:	Wang Song
Title:	Director

Song Wang

By:	/s/ Wang Song